Filed Pursuant to Rule 433

Registration Statement No. 333-222979

Pricing Term Sheet

January 28, 2020

Union Pacific Corporation

$500,000,000 2.150% Notes due 2027 (the “2027 Notes”)

$750,000,000 2.400% Notes due 2030 (the “2030 Notes”)

$1,000,000,000 3.250% Notes due 2050 (the “2050 Notes”)

$750,000,000 3.750% Notes due 2070 (the “2070 Notes”)

Issuer:	Union Pacific Corporation

Expected Ratings (Moody’s / S&P):	Baa1/A-*

Principal Amount:	2027 Notes: $500,000,000 2030 Notes: $750,000,000 2050 Notes: $1,000,000,000 2070 Notes: $750,000,000

Trade Date:	January 28, 2020

Settlement Date:	January 31, 2020 (T+3)**

Maturity Date:	2027 Notes: February 5, 2027 2030 Notes: February 5, 2030 2050 Notes: February 5, 2050 2070 Notes: February 5, 2070

Interest Payment Dates:

2027 Notes: February 5 and August 5, commencing on August 5, 2020

2030 Notes: February 5 and August 5, commencing on August 5, 2020

2050 Notes: February 5 and August 5, commencing on August 5, 2020

2070 Notes: February 5 and August 5, commencing on August 5, 2020

Coupon:	2027 Notes: 2.150% 2030 Notes: 2.400% 2050 Notes: 3.250% 2070 Notes: 3.750%

Price to Public:	2027 Notes: 99.929% of Principal Amount 2030 Notes: 99.611% of Principal Amount 2050 Notes: 99.961% of Principal Amount 2070 Notes: 99.955% of Principal Amount

Yield to Maturity:	2027 Notes: 2.161% 2030 Notes: 2.444% 2050 Notes: 3.252% 2070 Notes: 3.752%

Benchmark Treasury:	2027 Notes: 1.750% UST due December 31, 2026 2030 Notes: 1.750% UST due November 15, 2029 2050 Notes: 2.250% UST due August 15, 2049 2070 Notes: 2.250% UST due August 15, 2049

Benchmark Treasury Price/Yield:	2027 Notes: 101-07+ / 1.561% 2030 Notes: 100-30+ / 1.644% 2050 Notes: 103-08 / 2.102% 2070 Notes: 103-08 / 2.102%

Spread to Benchmark Treasury:	2027 Notes: +60 basis points 2030 Notes: +80 basis points 2050 Notes: +115 basis points 2070 Notes: +165 basis points

Optional Redemption Provisions:

Make-Whole Call:	At any time prior to December 5, 2026 for the 2027 Notes, November 5, 2029 for the 2030 Notes, August 5, 2049 for the 2050 Notes and August 5, 2069 for the 2070 Notes, at the greater of 100% or the make-whole amount at a discount rate equal to the Treasury Rate plus 10 basis points, in the case of the 2027 Notes, 15 basis points, in the case of the 2030 Notes, 20 basis points, in the case of the 2050 Notes and 25 basis points, in the case of the 2070 Notes, in each case, plus accrued and unpaid interest to the date of redemption.

Par Call:

2027 Notes: At any time on or after December 5, 2026, at 100% plus accrued and unpaid interest to the date of redemption.

2030 Notes: At any time on or after November 5, 2029, at 100% plus accrued and unpaid interest to the date of redemption.

2050 Notes: At any time on or after August 5, 2049, at 100% plus accrued and unpaid interest to the date of redemption.

2070 Notes: At any time on or after August 5, 2069, at 100% plus accrued and unpaid interest to the date of redemption.

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	2027 Notes: 907818 FJ2 / US907818FJ28 2030 Notes: 907818 FH6 / US907818FH61 2050 Notes: 907818 FK9 / US907818FK90 2070 Notes: 907818 FL7 / US907818FL73

Denominations:	$1,000 x $1,000

Concurrent Debt Offering:	The Issuer is concurrently offering the 2027 Notes, the 2030 Notes, the 2050 Notes and the 2070 Notes.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. PNC Capital Markets LLC BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that the Notes will be delivered against payment therefor on or about January 31, 2020, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, calling J.P. Morgan Securities LLC, collect at 1-212-834-4533 or calling Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.

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